Exhibit 10.1

EQUITY PURCHASE AGREEMENT

among

TIDELANDS OIL & GAS CORPORATION,

FRONTERA PIPELINE, LLC,

and

GRAND CHENIERE PIPELINE LLC

and

TERRANOVA ENERGIA, S. DE R.L. DE C.V. (as joinder party)

Dated as of September 28, 2007

Article V REPRESENTATIONS OF BUYER		19
5.1	Due Organization and Power of Cheniere	19
5.2	Authorization and Validity of Agreement	19
5.3	Non-Contravention	19
5.4	Governmental Approvals; Consents and Action	19
5.5	Litigation	19
5.6	Independent Decision	19
5.7	Purchase for Investment	19
5.8	Financial Capacity; No Financing Condition	19
5.9	Finders; Brokers	20
5.10	No Other Representations or Warranties	20

Article VI AGREEMENTS OF THE COMPANY, TOG AND Cheniere		20
6.1	Transfer of the Mexican Project Entities	20
6.2	Operation of the Business	20
6.3	Pre-Mexican Project Closing Date Investigation	22
6.4	Confidentiality.	22
6.5	Efforts; Cooperation; No Inconsistent Action	23
6.6	Public Disclosures	23
6.7	Exclusivity	23
6.8	Tax Treatment of Transaction.	23

Article VII INDEMNIFICATION		23
7.1	Survival of Representations and Warranties	23
7.2	Indemnification	24
7.3	Indemnification Procedures	25

Article VIII MISCELLANEOUS		26
8.1	Notices	27
8.2	Expenses	27
8.3	Assignability	27
8.4	Amendment; Waiver	27
8.5	No Third Party Beneficiaries	27
8.6	Governing Law	27
8.7	Consent to Jurisdiction	27
8.8	Entire Agreement	27
8.9	Severability	27
8.10	Counterparts	27
8.11	Further Assurances	28
8.12	Schedules, Annexes and Exhibits	28
8.13	Specific Performance; Limitation on Damages	28
8.14	Waiver of Jury Trial	28
8.15	Time	28
8.16	Attorneys Fees	28

EXHIBITS AND SCHEDULES

Exhibit A	Form Consulting Agreement
Exhibit B	Form Operating Agreement
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Parties
Schedule 1.1(c)	Reorganization
Schedule 2.3	Use of Purchase Price Proceeds
Schedule 2.8(f)	TOG’s Governmental Approval
Schedule 3.3	TOG’s Non-Contravention; Permits and Third-Party Approvals
Schedule 3.4	TOG’s Governmental Approvals; Consents and Actions
Schedule 3.5	TOG’s Litigation
Schedule 3.6	Permitted LLC Interests Liens
Schedule 4.3	Company’s Non-Contravention; Permits and Third Party Approvals
Schedule 4.4	Company’s Actions and Orders
Schedule 4.5	Company Interests
Schedule 4.6	Company’s Financial Statements
Schedule 4.7(a)	Certain Liabilities
Schedule 4.7(b)	Company’s Non-Ordinary Course of Business
Schedule 4.8	TOG’s and the Company’s Litigation
Schedule 4.9	Labor Relations
Schedule 4.11	Company’s Bank Accounts
Schedule 4.13	Company’s Insurance
Schedule 4.16	Company’s Compliance with Laws; Permits
Schedule 4.17(a)	Tax Returns
Schedule 4.17(h)	Partnership Treatment
Schedule 4.18	Company’s Environmental
Schedule 4.19(a)	Company’s Material Contracts
Schedule 4.19(b)	Affected Material Contracts
Schedule 4.20(a)	Company’s Real Property Leases
Schedule 5.3	Cheniere’s Non-Contravention; Permits and Third Party Consents
Schedule 5.5	Cheniere’s Litigation
Schedule 6.2	Operation of the Business
Schedule 6.2(k)	Capital Expenditure

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of September 28, 2007 (hereinafter this “Agreement”), is made by and among Tidelands Oil & Gas Corporation, a Nevada corporation (“TOG”), Frontera Pipeline, LLC, a Delaware limited liability company (the “Company”) and Grand Cheniere Pipeline LLC, a Delaware limited liability company (“Cheniere”), and the joinder of Terranova Energia. S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada for purposes of Sections 2.8(k) and 6.5 (“Terranova”).  TOG, the Company, Cheniere, and Terranova are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:
WHEREAS, TOG owns one-hundred percent (100%) of all of the issued and outstanding limited liability company interests in the Company;

WHEREAS, the Company, thorough the Subsidiaries (as defined below), is engaged in the development and construction of an integrated pipeline project traversing the United States of America and Mexico border and the construction of a related storage facility in Mexico, such project as more specifically set forth on Exhibit B of the Operating Agreement (the “Project”); and

WHEREAS, subject to the terms and conditions of this Agreement, Cheniere desires to purchase from TOG, and TOG desires to sell to Cheniere, eighty percent (80%) of the total issued and outstanding equity interests in the Company (the “LLC Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1  Certain Definitions.  As used in this Agreement, the following terms will have the respective meanings set forth below:

“Acquired Companies” means the Company and the Subsidiaries.

“Acquired Company Interests” shall have the meaning specified in Section 4.5.

“Acquisition Transaction” means any offer or proposal for, or any indication of interest in, the direct or indirect purchase, lease or other acquisition or assumption of the LLC Interests or any membership interest in the Acquired Companies, or a sale of all or substantially all of the stock in TOG, a sale of all or substantially all of the assets of TOG or the Acquired Companies, or the sale of any of the Company Permits.

“Action” means claim, action, litigation, suit, arbitration, proceeding, mediation, investigation or other legal or administrative proceeding.

“Adjusted Purchase Price” shall have the meaning specified in Section 2.5.

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in Houston, Texas are authorized or required to be closed.

“Cheniere” shall have the meaning specified in the Preamble hereto.

“Cheniere Indemnified Parties” shall have the meaning specified in Section 7.2(a).

“Cheniere Material Adverse Effect” shall mean any change or event that would materially and adversely impair or impact Cheniere’s ability to perform its obligations hereunder.

“Closing” shall have the meaning specified in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

“Company Permits” shall have the meaning specified in Section 4.16

“Control,” and its derivative expressions, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Confidentiality Agreement” shall mean that certain confidentiality agreement entered into by and between TOG and Cheniere Pipeline Company, dated as of June 15, 2007.

“Consulting Agreement” shall mean a consulting agreement between the Company and TOG for the services of Robert W. Dowies, James B. Smith and Julio Bastarrachea in form and substance as attached hereto as Exhibit A.

“Contract” shall mean any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Corporate Records” means, with respect to each of the Acquired Companies, (i) the original corporate company books signed by its corporate officers and directors, including the members’ meeting minutes book, members registry book (Libro de Registro de Socios), capital variation registry book (Registro de Variaciones de Capital) and the board of managers’ meeting minutes book; (ii) minutes of members’ meetings duly signed by the applicable members, corporate officers and managers, with all the corresponding documents, including duly executed proxies and published calls; (iii) the public deeds (if applicable); and (iv) all documents and correspondence filed or received by Terranova with or from (A) the Public Registry of Commerce (Registro Público de Comercio) of its corporate domicile and (B) the Foreign Investment Registry (Registro Nacional de Inversiones Extranjeras).

“CRE” shall mean the Mexican Energy Regulatory Commission (Comision Reguladora de Energia).

“Environmental Laws” shall mean all Laws relating to the protection of the environment, natural resources or human health and safety, including but not limited to (i) the conservation, protection, contamination or remediation of natural resources, the air, water, groundwater, land, subsoil or the environment in general, (ii) any Release, including investigation and clean-up of such Release or threatened Release and (iii) the handling, storage, treatment, disposal, recycling or transportation of any Hazardous Materials, and such Laws including the Ecological Balance and Environmental Protection Act of Mexico (Ley General del Equilibrio Ecológico y la Protección al Ambiente) and the National Waters Act of Mexico (Ley de Aguas Nacionales), as such laws have been amended or supplemented, the regulations promulgated pursuant thereto and the corresponding environmental laws and regulations of the other states and municipalities of Mexico and the United States.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean the assets described in Schedule 1.1(a), and all assets or properties transferred, assigned or sold by a Subsidiary pursuant to the Reorganization, as well as all other assets or properties previously owned by the Subsidiaries prior to the Closing but not owned by the Subsidiaries on the Mexican Project Closing Date.

“Excluded Liabilities” shall mean all liabilities that are not specifically related to the Project owned by the Acquired Companies at Closing, including, specifically, all liabilities (contingent or not, known or unknown) related to or arising from Excluded Assets or relating to the Project and arising prior to the Closing.

“Financial Statements” shall have the meaning specified in Section 4.6.

“GAAP” shall mean United States or Mexico generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved, as applicable depending on the jurisdiction of each of the Acquired Companies and under Law.

“Governmental Entity” shall mean any federal, state, or local government within the United States of America or Mexico or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, whether federal, state, or local, within the United States of America or Mexico, including any arbitrator or arbitral panel with respect to any matter subject to binding arbitration.

“Hazardous Materials” shall mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, chemical substance, industrial substance, by-product, petroleum or petroleum-derived substance or waste, whether in solid, liquid or gaseous form, or any constituent of any such substance, the generation, use, handling, treatment, remediation, storage, transportation, disposal, discharge, Release, existence or emission of which by the Acquired Companies are in any way governed by or subject to any applicable Environmental Law, including any and all hazardous substances, wastes and materials defined or regulated under any Environmental Law and any waste, material or substance which is (i) designated as “hazardous material” and/or “hazardous waste” pursuant to the Ecological Balance and Environmental Protection Act of Mexico (Ley General del Equilibrio Ecológico y la Protección al Ambiente), (ii) listed or characterized as hazardous under Mexican Official Norms NOM-052-ECOL-1993 and NOM-053-ECOL-1993 or (iii) any other hazardous waste, hazardous material, toxic substance, pollutant, hazardous substance, radioactive substance or waste, medical waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyl, or any hazardous or toxic constituent thereof, and in general any substance or material that is of a corrosive, reactive, explosive, toxic, flammable or biologically infectious nature.

“KIINERA” means Kiinera, S.A. de C.V., a company organized under the laws of Mexico, which main line of business is the performance of consulting services on the Mexican energy sector and is Controlled by Julio Bastarrachea.

“Knowledge” shall mean the actual and current knowledge (which shall include such knowledge that a reasonably prudent person would have under similar circumstances) of (a) as to TOG, any of the Persons listed in Section (a) of Schedule 1.1(b) hereto and (b) as to Cheniere, any of the Persons listed in Section (b) of Schedule 1.1(b) hereto.

“Law” shall mean any federal, state, local, municipal or foreign statute, law, ordinance, rule or regulation, Norma Oficial Mexicana, or other legal requirement or any published decision, opinion or interpretation thereof by any Governmental Entity of competent jurisdiction.

“Liabilities” shall mean any debt, loss, damage, adverse claim, fines, penalties, liability, tax or obligation, including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest or other adverse claim in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, right of first refusal, right of first offer, call or similar right of a third party with respect to such securities.

“LLC Interests” shall have the meaning specified in the Recitals hereto.

“Loss” and “Losses” shall have the meaning set forth in Section 7.2(a).

“Material Adverse Effect” shall mean, with respect to TOG, the Acquired Companies or the Project, a material adverse effect on the assets, properties, financial condition or results of operations of the Acquired Companies, excluding any effect related to or resulting from (i) any event affecting the United States, Mexican or global economy or capital or financial markets generally, (ii) any change in conditions in the United States or Mexican natural gas storage and transportation business generally, including any changes in market value or prices for capital assets, commodities, goods or services within such business, and (iii) any change in Law or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto, or any revocation or cancellation of the Permits, or the commencement of an administrative proceeding to that effect.

“Material Contracts” shall have the meaning specified in Section 4.19(a).

“Mexico” shall mean the United Mexican States (Estados Unidos Mexicanos).

“Mexican Project Entities” shall mean the equity interests and all assets and permits of  Marea Associates L.P., Marea GP LLC and Terranova Energia S.R.L. de C.V.

“Mexican Project Closing Date” shall have the meaning specified in Section 6.2.

“Most Recent Balance Sheet” shall have the meaning specified in Section 4.6.

“Operating Agreement” shall mean the Limited Liability Company Agreement of the Company in form and substance as attached hereto as Exhibit B.

“Order” shall mean any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent binding and finally determined, made or given under the authority of any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary and usual course of day-to-day operations of the business of the Acquired Companies, consistent with past practices and taken as a whole, and in accordance with applicable Law.

“Parties” shall have the meaning specified in the Preamble hereto.

“Party” shall have the meaning specified in the Preamble hereto.

“Permit” shall mean any license, franchise, registration, permit, Order, approval, consent, waiver, variance, exemption or any other authorization of or from any Governmental Entity.

“Permitted Exceptions” shall mean (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Cheniere; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Acquired Companies’ property so encumbered and that are not resulting from a breach, default or violation by an Acquired Company of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated.

“Permitted LLC Interest Liens” shall mean (i) Liens set forth in Schedule 3.6; (ii) Liens for taxes, assessments and other charges of a Governmental Entity not yet due and payable; and (iii) restrictions on transfer arising under the Operating Agreement or by operation of Law.

 “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Phase I” shall have the meaning set forth in the Operating Agreement.

“Phase I FID Milestone Payment” shall have the meaning set forth in the Operating Agreement.

“Phase I Royalty” shall have the meaning set forth in the Operating Agreement.

“Phase II” shall have the meaning set forth in the Operating Agreement.

“Phase II FID Milestone Payment” shall have the meaning set forth in the Operating Agreement.

“Phase II Royalty” shall have the meaning set forth in the Operating Agreement.

“Phase III FID Milestone Payment” shall have the meaning set forth in the Operating Agreement.

“Phase III Royalty” shall have the meaning set forth in the Operating Agreement.

“Project” shall have the meaning specified in the Recitals hereto.

“Project Documentation” shall have the meaning specified in Section 2.6.

“Purchase Price” shall have the meaning specified in Section 2.2.

“Real Property Interests” shall have the meaning specified in Section 4.20.

“Related Person” shall have the meaning specified in Section 4.22.

“Release” shall mean the release, spill, discharge, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any contaminant through or in the air, soil, subsoil, water, underground water or real property.

“Reorganization” shall mean the establishment and formation of certain corporate entities  and the divesture or transfer of certain assets or interests to or from the Subsidiaries (all corporate entities, transfers, divestitures and procedures as more specifically described in Schedule 1.1(c).

“Securities Act” shall have the meaning specified in Section 5.7.

“Subsidiaries” shall mean Sonora Pipeline L.L.C., Marea Associates L.P., Marea GP LLC and Terranova Energia S.R.L. de C.V.

“Survival Period” shall have the meaning specified in Section 7.1.

“Taxes” shall mean any and all taxes, charges, duties, fees, levies, tariffs, imposts and other charges of any kind (together with any and all interest, penalties or additions associated therewith) imposed by any Governmental Entity, including: taxes or other charges on or with respect to income (Impuesto Sobre la Renta), assets (Impuesto al Activo), franchises, capital stock, real property (including Impuesto Predial and Contribuciones por Mejoras), personal property, tangible, employment, payroll, windfall or social security contributions (contribuciones al Instituto Mexicano del Seguro Social), social contribution, unemployment compensation, retirement fund quotas (contribuciones al Sistema de Ahorro para el Retiro), disability, transfer, sales, use, excise, gross receipts, Mexican Housing Fund Institute contributions (contribuciones al Infonavit) and value added tax (Impuesto al Valor Agregado); taxes imposed or levied on the use and exploitation of public domain natural resources or for public services (Pagos de Derechos); taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer or gains taxes; license, registration and documentation fees; customs duties, tariffs and similar charges; and all other taxes of any kind for which the Acquired Companies may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity in connection therewith

“Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Acquired Companies.

“Terranova” shall have the meaning specified in the Preamble hereto.

“Third-Party Approvals” shall mean any approval, consent, waiver, variance, exemption or any other authorization of or from any Person that is not a Governmental Entity or an Affiliate of the Person seeking such Third-Party Approval.

“Third Party Claim” shall have the meaning specified in Section 7.3(b).

“TOG” shall have the meaning specified in the Preamble hereto.

“TOG Indemnified Parties” shall have the meaning specified in Section 7.2(c).

“US-Mexico Tax Treaty” shall mean the Convention Between the Government of the United States of America and the Government of the United Mexican States for the Avoidance of Double Taxation and the Prevent of  Fiscal Evasion with respect to Taxes on Income.

1.2  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (a) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and (d) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Article II
PURCHASE AND SALE OF LLC INTERESTS, CONSIDERATION AND CLOSING

2.1  Purchase and Sale of Equity Interests.  In accordance with the terms and subject to this Agreement, Cheniere agrees to purchase the LLC Interests and TOG agrees to sell to Cheniere the LLC Interests free and clear of any Liens other than Permitted LLC Interest Liens.

2.2  Consideration  In consideration for the purchase and sale of the LLC Interests and subject to the Purchase Price allocations set forth in Section 2.3, at Closing, Cheniere shall pay to TOG the sum of US$1,000,000 (the “Purchase Price”) and TOG shall transfer to Cheniere the LLC Interests.  Subject to Section 2.3, the Purchase Price shall be payable by wire transfer of immediately available funds to an account(s) provided in writing by TOG to Cheniere.

2.3  Use of Purchase Price Proceeds. The Purchase Price actually payable to TOG under Section 2.2 shall be reduced by a sum equal to the total liabilities (including contingent liabilities) as reflected in the Financial Statements of the Acquired Companies.  The proceeds of such reduction shall be allocated by Cheniere, on behalf of TOG, to reduce all liabilities of the Acquired Companies or to establish appropriate reserves for contingent liabilities in the account(s) of the Acquired Companies, so that as soon as practicable after the Closing, Cheniere, on behalf of TOG, shall pay, cancel or reserve (as applicable) those liabilities set forth in the Financial Statements of the Acquired Companies and as more specifically set forth on Schedule 2.3.

2.4  Closing.  The closing of the purchase and sale of the LLC Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1100 Louisiana Street, Suite 4000, Houston, Texas 77002.

2.5  Purchase Price Adjustments. The Phase I FID Milestone Payment, the Phase II FID Milestone Payment and the Phase III FID Milestone Payment by Cheniere to TOG pursuant to the Operating Agreement shall be treated as adjustments to the Purchase Price paid under this Agreement pursuant to Section 2.2 (the Purchase Price and each of such payments and collectively all of such payments the “Adjusted Purchase Price”).

2.6  Assignment of Project Documents.  At the Closing, for no additional consideration, TOG hereby assigns to the Company all title, right and interest in all technical, mechanical, geological, economic and financial information, including works in progress, associated with or related to the Project that as of the date hereof are owned by TOG and its Affiliates (other than the Subsidiaries) (the “Project Documentation”).  To the extent any of the Project Documentation was created in Mexico or is subject to the Laws of Mexico, the terms of Article 30 of the Mexican Ley Federal del Derecho de Autor shall apply and the assignment of such rights (except for those moral rights (derechos morales) not assignable thereunder) shall be valid from the Closing and for a period of fifteen (15) years thereafter, which term shall automatically renew (for indefinite consecutive terms of fifteen (15) years each) unless terminated by the Company through written notice to TOG at any time prior to or after the extension of any term thereof.

2.7  Cheniere Deliveries.  At the Closing, Cheniere shall deliver to TOG:

            (a)  a certificate confirming the good standing of Cheniere from the Secretary of State of the State of Delaware, dated within ten (10) Business Days of the Closing;

            (b)  a copy of the certificate of formation of Cheniere, as amended, certified as of a date not earlier than ten (10) Business Days prior to the Closing;

            (c)  a duly executed resolution of the managers of Cheniere approving the transactions contemplated in this Agreement;

            (d)  a receipt acknowledging receipt of the LLC Interests being transferred by the TOG;

            (e)  a certificate confirming the delivery of wire instructions for the delivery of one-hundred percent (100%) of the Purchase Price to TOG’s account as provided in Section 2.2 or to the creditors in the respective amounts listed on Schedule 2.3;

            (f)  a signed counterpart to the Consulting Agreement;

            (g)  a signed counterpart to the Operating Agreement; and

            (h)   other agreements, documents and instruments as are reasonably required to be delivered by Cheniere at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as TOG, the Company or their respective counsel may reasonably request in connection with the purchase and sale of the LLC Interests contemplated hereby.

2.8  Deliveries of TOG and the Company.  At the Closing, the Company and TOG (as applicable) shall deliver to Cheniere:

            (a)  a certificate confirming the good standing of TOG from the Secretary of State of the State of Nevada, dated within ten (10) Business Days of the Closing;

            (b)  a copy of the bylaws of TOG, as amended, certified as of a date not earlier than ten (10) Business Days prior to the Closing;

            (c)  a certificate confirming the good standing of the Company from the Secretary of State of the State of Delaware, dated within ten (10) Business Days of the Closing;

            (d)  a duly executed resolution of the directors of TOG approving the transfer of the LLC Interests and the Mexican Project Entities;

            (e)  a duly executed certificate of the LLC Interests in a form and substance reasonably satisfactory to Cheniere, free and clear of all Liens other than Permitted LLC Interest Liens;

            (f)        a receipt acknowledging receipt of one-hundred percent (100%) of the Purchase Price at Closing pursuant to Section 2.2;

            (g)  a signed counterpart to the Operating Agreement;

            (h)       a signed counterpart to the Consulting Agreement;

            (i)        a written release executed by Julio Bastarrachea and KIINERA acknowledging: (i) the non-existence of a current or past employee/employer relationship with the Acquired Companies and (ii) payment in full of all consulting fees performed on behalf of the Acquired Companies, and releasing the Acquired Companies and Cheniere from any Liabilities whatsoever in connection with such services;

            (j)        unanimous written resolutions approving the transfers of interests in the Mexican Project Entities, in form and substance reasonably satisfactory to Cheniere, as required to undertake the Reorganization upon the written approval of the CRE allowing for Cheniere’s indirect participation in the Project;

            (k)  an irrevocable power of attorney of Terranova, in form and substance reasonably satisfactory to Cheniere, pursuant to which Terranova grants to Cheniere and its designees a broad power of attorney to perform all obligations of Terranova under Section 6.5(a) of this Agreement. As required under the applicable provisions of the Mexican Codigo Civil Federal, the granting and delivery of this irrevocable power of attorney to Cheniere and its designees will be a condition precedent for the validity of this Agreement;

            (l)        the books and records of the Acquired Companies, including updated Corporate Records;

            (m)      an affidavit of non-foreign status that complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2);

            (n)      originals of all Permits (including all applications filed by any of the Acquired Companies with any Governmental Entity, whether or not such filings resulted in the issuance or denial of a permit) and Project Documentation;

            (o)       certificates of account status issued by the Comptroller of the State of Texas for all Acquired Companies (other than any Acquired Company that is a limited partnership) doing business in Texas;

            (p)       copy of IRS Form 8832 executed on behalf of Terranova electing to treat that entity as a disregareded entity for U. S. tax purposes under Treasury Regulations Section 301.7701-3 of the Code, as amended; and

            (q)       such other agreements, documents and instruments as are reasonably required to be delivered by TOG or the Acquired Companies at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Cheniere or its counsel may reasonably request in connection with the purchase and sale of the LLC Interests contemplated hereby.

.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO TOG

TOG represents and warrants to Cheniere as follows:

3.1  Due Organization and Power of TOG.  TOG is duly organized, validly existing and in good standing under the laws of Nevada and has the requisite company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  TOG is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction wherein the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect.

3.2  Authorization and Validity of Agreement.  The Execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action by TOG, and TOG has full company power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by TOG.  This Agreement constitutes, or upon execution and delivery will constitute, the valid, legal and binding obligation of TOG enforceable against TOG in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

3.3  Non-Contravention.  The execution and delivery by TOG of this Agreement does not, and the consummation by TOG of the transactions contemplated hereby and the performance of its obligations hereunder will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of TOG or (b) assuming that all Permits and Third-Party Approvals set forth in Schedule 3.3 hereto, have been obtained or made: (i) violate any Law or Order to which TOG is subject; or (ii) constitute a breach or violation of, or default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien (other than Permitted Exceptions), acceleration of remedies, any buy-out right or any rights of first offer or refusal or termination under, any indenture, mortgage, lease, note, or other contract or other instrument to which TOG is a party or by which TOG’s assets are bound.

3.4  Governmental Approvals; Consents and Actions.  Except as set forth in Schedule 3.4 hereto, no Permit or approval from any Governmental Entity or Third-Party Approval is required on the part of TOG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for such Permits, governmental approvals, or Third-Party Approvals of which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

3.5  Litigation.  Except as set forth in Schedule 3.5, TOG has received no notice of (a) Orders against TOG or any of its Affiliates or (b) pending or threatened Actions relating to the Acquired Companies which would have a Material Adverse Effect.

3.6  LLC Interests.

            (a)  The LLC Interests being sold by TOG to Cheniere have been validly issued and are fully paid and nonassessable.  TOG has the full company power, right and authority to issue and convey such LLC Interests to Cheniere and the LLC Interests are not being transferred in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

            (b)  Except for Permitted LLC Interest Liens, there are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, issuance or voting of such LLC Interests or any securities convertible into or evidencing the right to purchase such LLC Interests.

            (c)  Upon Closing, Cheniere shall have good and indefeasible title to such LLC Interests, free and clear of any Liens, restrictions on transfer and voting or preemptive rights, other than Permitted LLC Interest Liens.

3.7  Finders; Brokers.  There are, and after Closing there will be, no Claims (or any basis for any Claims) upon Cheniere or the Company for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by TOG or by any other Person on TOG’s behalf.

3.8  Bankruptcy.  TOG and its Affiliates are not subject to any pending bankruptcy proceeding, TOG and its Affiliates are not contemplating a bankruptcy proceeding, and to TOG’s Knowledge, no bankruptcy proceeding is contemplated by any third party, in which TOG, its Affiliates (or any guarantor of TOG or its Affiliates) would be declared insolvent or subject to the protection of any bankruptcy, receivership or reorganization laws or procedures.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

TOG represents and warrants to Cheniere as follows:

4.1  Due Organization and Power of the Acquired Companies.  Each of the Acquired Companies is duly organized, validly existing and in good standing under the laws of jurisdiction of its formation and has the requisite power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  Each of the Acquired Companies is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction wherein the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect.

4.2  Authorization and Validity of Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action by the Company, and the Company has full limited liability company power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes, or upon execution and delivery will constitute, the valid, legal binding obligation of the Company enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.3  Non-Contravention.  The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby and the performance of its obligations hereunder will not (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of the Company or (b) assuming that all Permits and Third-Party Approvals set forth in Schedule 4.3 hereto have been obtained or made: (i) violate any Law or Order to which the Acquired Companies are subject; or (ii) constitute a breach or violation of, or default under, or trigger any “change-in-control” rights or remedies under, or give rise to any Lien (other than Permitted Exceptions), acceleration of remedies, any buy-out right or any rights of first offer or refusal or of termination under, any Contract to which any Acquired Company is a party or by which the assets of an Acquired Company are bound.

4.4  Governmental Approvals. Except as set forth on Schedule 4.4 hereto, no Action or Order is pending or to the Knowledge of TOG and the Company threatened against the Acquired Companies.  Except as set forth in Schedule 4.4 hereto, no Permit from any Governmental Entity or Third-Party Approval is required on the part of the Acquired Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5  Capitalization.  As of the date hereof, the outstanding membership interests or the partnership interests, as applicable, of the Acquired Companies are set forth in Schedule 4.5 (“Acquired Company Interests”).  All of the issued and outstanding Acquired Company Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding Acquired Company Interests are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.5(a).  There has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any Acquired Company Interests or any repurchase, redemption or other acquisition by any Acquired Company of any Acquired Company Interests or other securities of, or other ownership interest in, the Acquired Companies.  After giving effect to Reorganization and the obligations of TOG pursuant to Section 6.1, all of the outstanding Acquired Company Interests will be owned of record by the holders and in the respective amounts as are set forth on Schedule 4.5(b).

4.6  Financial Statements. Schedule 4.6contains a copy of the (i) consolidated audited balance sheet of TOG (including the financial condition of the Acquired Companies) as of December 31, 2006, and related statement of income for the year then ending  (the “Most Recent Balance Sheet”), (ii) the unaudited consolidated balance sheet of TOG as of June 30, 2007, and (iii) the unaudited financial statements of Terranova as of December 31, 2006 and as of June 30, 2007 (collectively, the “Financial Statements”).  Except as set forth on Schedule 4.6, each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (U.S. or Mexico, as applicable depending on the jurisdiction of each of the Acquired Companies) consistently applied without modification of the accounting principles used in preparation thereof throughout the periods presented, and in accordance with, the books and records of the Acquired Companies (including the Corporate Records); provided, however, that the unaudited financial statements lack footnotes and other presentation items required by GAAP.  Each Financial Statement presents fairly in all material respects the consolidated financial position, results of the operations and cash flows of the respective Acquired Company as of the dates and for the respective periods indicated.  Schedule 2.3 contains all of the outstanding debts and contingent liabilities of the Acquired Companies. As of the Closing Date, after giving effect to Section 2.3, the Company and Sonora Pipeline L.L.C. will be debt free. As of the Mexican Project Closing Date, after giving effect to Section 2.3, the Mexican Project Entities will be debt free.

4.7  Absence of Undisclosed Liabilities; Absence of Changes.

            (a)  The Acquired Companies have no Liabilities that would be required to be reflected on the Financial Statements in accordance with GAAP, other than those: (i) set forth in the Most Recent Balance Sheet; (ii) incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet; and (iii) specified in Schedule 4.7(a).

            (b)  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.7(b), since the date of the Most Recent Balance Sheet (i) the Acquired Companies have conducted their business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8  Litigation.  Except as set forth in Schedule 4.8, there is no Action pending or threatened against the Acquired Companies (or pending or threatened, against any of the officers, managers or employees of the Acquired Companies with respect to their business activities on behalf of the Acquired Companies), or to which an Acquired Company is otherwise a party before any Government Entity; nor is there any reasonable basis for any such Action.  Except as set forth on Schedule 4.8, each Acquired Company is not subject to any Order, and each Acquired Company is not in breach or violation of any Order.  Except as set forth on Schedule 4.8, each Acquired Company is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Actions pending or threatened against any Acquired Company or to which the Acquired Companies are otherwise a party relating to this Agreement or the transactions contemplated hereby.

4.9  Labor Relations. Except as set forth in Schedule 4.9, none of the Acquired Companies (i) has or had any employees, or (ii) is a substitute employer or otherwise liable for any labor liability. No written notice, claim or warning has been received from any Governmental Entity to the effect that any Acquired Company has improperly classified an individual as an independent contractor.  No employee or independent contractor of the Acquired Companies or one of its Affiliates has commenced or threatened to commence a labor claim (including any claim for wages, salary or other benefits) against any of the Acquired Companies.

4.10  Books of Accounts. TOG has made available to Cheniere all books and records and accounts of the Acquired Companies for the three (3) full calendar years preceding the Closing. Such books, records and accounts of the Acquired Companies are true, correct and complete and fairly reflect, in reasonable detail, in all material respects the transactions and the assets and liabilities of the Acquired Companies and are in compliance in all material respects with applicable Law; and during such period, none of the Acquired Companies have engaged in any material transaction, maintained any bank account or used funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Acquired Companies.

4.11  Bank Accounts. Schedule 4.11 sets forth an accurate and complete list showing the name and address of each bank in which each Acquired Company has an account or safe deposit box, the number of any such account or box, the purpose of any such account or box and the names of all individuals authorized to draw thereon or that have access thereto

4.12  Corporate Records. TOG has made available for review by Cheniere true, correct and complete Corporate Records.  The Corporate Records, all of which have been made available to Cheniere, are true, and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of applicable Laws.  All necessary corporate approvals, if any, for entering into this Agreement, consummating the transactions hereunder, and for the Reorganization, are or will be duly set forth in the Corporate Records.  The Corporate Records, reflect (and post-Reorganization will reflect) in all material respects the current corporate standing of each Acquired Company.

4.13  Insurance. Schedule 4.13 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Acquired Companies during the last three (3) full calendar years and the amount of all claims outstanding or paid with respect to such insurance policies.

4.14  Ethical Practices. Neither TOG nor the Acquired Companies or any of their respective representatives have, in violation of Laws, offered or given or, to TOG’s or the Company’s  Knowledge, has any Person offered or given on behalf of the Acquired Companies in violation of Laws, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (y) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist the Acquired Companies in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment in order to assist the Acquired Companies in obtaining or retaining business for, or with, or directing business to, any Person.

4.15  No Other Representations or Warranties.  Cheniere, the Company and TOG covenant and agree that:

            (a)  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV, NEITHER OF TOG OR THE COMPANY MAKE ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, ON BEHALF OF TOG OR THE COMPANY, INCLUDING AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE ACQUIRED COMPANIES OR THE PROJECT, BY CHENIERE AFTER THE CLOSING, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

            (b)  IN NO EVENT SHALL THE STIPULATIONS PROVIDED IN SUBSECTION (A) ABOVE, BE CONSTRUED TO NEGATE ANY COMMON LAW TORT CLAIMS FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

4.16  Compliance with Laws. Schedule 4.16 contains a list of all material Permits which are required for the operation of the Project (“Company Permits”) other than those the failure of which to possess does not create a Material Adverse Effect.  Except as set forth on Schedule 4.16, the Acquired Companies currently have all Permits which are required for the commencement of Phase I and Phase II of the Project other than those the failure of which to possess is immaterial.  Each Acquired Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit, and to the Knowledge of TOG, there are no facts or circumstances which could form the basis for any such default or violation.  Except as set forth in Schedules 3.4 and 4.4, none of the Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement

4.17  Taxes.

            (a)  (i) All Tax Returns required to be filed by or on behalf of the Acquired Companies have been duly and timely filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Acquired Companies have been fully and timely paid or are being contested in good faith as set forth in Schedule 4.17(a).  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Acquired Companies have made due and sufficient accruals for such Taxes in their books and records.

            (b)  The Acquired Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all applicable Laws.

            (c)  All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, the Acquired Companies have been fully paid or satisfied, and there are no other audits or investigations by any Governmental Entity in progress, nor has any Acquired Company or TOG received any written notice from any Governmental Entity that it intends to conduct such an audit or investigation.

            (d)  No Acquired Company has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.

            (e)  No Acquired Company is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

             (f)  There are no Liens as a result of any unpaid Taxes upon any of the assets of the Acquired Companies, other than Liens for Taxes not yet due and payable or taxes being contested in good faith by appropriate proceedings.

            (g)  The Acquired Companies have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

            (h)  Except as set forth on Schedule 4.17(h), each Acquired Company is, and has been, since its inception, an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) for U.S. Tax purposes and (ii) no Person has ever made any election to have any Acquired Company treated other than as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i) for U.S. Tax purposes or has taken a position inconsistent with such treatment.

            (i)  There have been no sales or exchanges (within the meaning of Section 708(b) of the Code) of any interest in any Acquired Company in the twelve-month period preceding the Closing.

            (j)  Marea Associates L.P. is a US Tax resident covered by the protections afforded under the US-Mexico Tax Treaty.

            (k)  Rio Bravo LLC is a disregarded entity for US Tax purposes and any prior Tax filing for Marea Associates L.P. was erroneously filed.

            (l)  The representations and warranties set forth in this Section 4.17 are the exclusive representations and warranties with respect to Taxes.  Other provisions of this Article IV shall be interpreted to apply only to matters other than Taxes.

4.18  Environmental.  Except as set forth in Schedule 4.18, (a) each Acquired Company is and has been in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required by Environmental Laws for the current operations of the Acquired Companies, and no facts, circumstances or conditions currently exist with respect to TOG, the Acquired Companies or any of their current or past assets or operations (including the Project) that would reasonably be expected to prevent TOG and the Acquired Companies from maintaining such compliance; (b) no Action is pending or, to the Knowledge of TOG, threatened against TOG, the Acquired Companies or any of their current and past assets or operations (including the Project) alleging non-compliance with or liability under Environmental Laws; (c) no Orders have been issued to TOG or the Acquired Companies under Environmental Laws, which are outstanding; (d) there has been no release of Hazardous Materials by TOG or the Acquired Companies or relating to the current and past assets or operations of the Acquired Companies or TOG that would reasonably be expected to result in any Acquired Company incurring Liability under Environmental Laws; and (e) no conditions currently exist with respect to TOG, the Acquired Companies or any of their current and past assets or operations (including the Project) that would reasonably be expected to result in TOG or any Acquired Company incurring Liabilities under Environmental Laws.

4.19  Material Contracts.

            (a)  Schedule 4.19(a) sets forth each Contract to which an Acquired Company is a party or by which any of it or its respective assets or properties are bound (collectively, the “Material Contracts”).

            (b)  Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, and to the Knowledge of the Company and TOG, enforceable against the counter parties to such contracts each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 4.19(b), continue in full force and effect without penalty.  The Acquired Companies are not in default under any Material Contract, nor is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Acquired Companies or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract.  TOG has delivered to Cheniere true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.20  Real Property.

            (a)  Schedule 4.20(a) sets forth a complete list of all real property and interests in real property owned or leased by the Acquired Companies (individually, a “Real Property Interest” and collectively, the “Real Property Interests”) as owner, lessee or lessor, including a description of each such Real Property Interest (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Real Property Interests constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Acquired Companies and that are necessary for the continued operation of the Project.  None of the improvements erected by an Acquired Company and located on the Real Property Interests constitutes a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  TOG has delivered to Cheniere true, correct and complete copies of the Real Property Interests, together with all amendments, modifications or supplements, if any, thereto.

            (b)  There does not exist any actual or, threatened or contemplated condemnation or eminent domain proceedings that affect any Acquired Company Property or any part thereof, and neither the Company nor TOG has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

            (c)  The Company does not own, hold, is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein

4.21  Subsidiaries and Investments. Other than as set forth in Schedule 4.5, the Company has no subsidiaries or investments in any other Person.

4.22  Related Party Transactions. No employee, officer, manager or member of an Acquired Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to an Acquired Company nor does an Acquired Company  owe any amount to, or has an Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against an Acquired Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a supplier, customer, landlord, tenant, creditor or debtor of any Acquired Company.

Article V
REPRESENTATIONS OF BUYER

Cheniere represents and warrants that, as of the date of this Agreement:

5.1  Due Organization and Power of Cheniere. Cheniere is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate properties and to carry on its business.  Cheniere is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction wherein it conducts its business where the failure to be so qualified would have, individually or in the aggregate, a Cheniere Material Adverse Effect.

5.2  Authorization and Validity of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or analogous action by Cheniere, and Cheniere has full corporate or analogous, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Cheniere.  This Agreement constitutes, or upon execution and delivery will constitute, the valid, legal and binding obligation of Cheniere enforceable against Cheniere in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

5.3  Non-Contravention.  The execution and delivery by Cheniere of this Agreement does not, and the consummation by Cheniere of the transactions contemplated hereby and the performance of its obligations hereunder will not (a) violate or conflict with any provision of the bylaws or analogous governance documents or (b) assuming that all Permits, approvals by Governmental Entities, and Third-Party Approvals set forth in Schedule 5.3 hereto have been obtained or made: (i) violate any Law or Order to which Cheniere is subject; or (ii) constitute a breach or violation of, or default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien (other than Permitted Exceptions), acceleration of remedies, any buy-out right or any rights of first offer or refusal or of termination under, any Contract to which Cheniere is a party or by which Cheniere’s assets are bound.

5.4  Governmental Approvals; Consents and Action.  No Action or Order is pending or threatened against Cheniere which would have, individually or in the aggregate, a Cheniere Material Adverse Effect.  No Permit or Approval from any Governmental Entity or Third-Party Approval is required on the part of Cheniere in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for such Permits the failure of which to obtain or make would not, individually or in the aggregate, have a Cheniere Material Adverse Effect or which have been obtained.

5.5  Litigation.  Except as set forth in Schedule 5.5, there are no (a) Orders against or affecting Cheniere or its Affiliates or (b) Actions pending against or affecting Cheniere or its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Cheniere from performing in all material respects its obligations under this Agreement.

5.6  Independent Decision.  Cheniere (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the business of the Acquired Companies, (c) can bear the economic risk of an investment in the LLC Interests and (d) is not in a disparate bargaining position with TOG.  Cheniere acknowledges that none of TOG, the Company nor any other Person have made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Project or the Company that has been furnished or made available to Cheniere and its representatives, except as expressly set forth in this Agreement or the schedules hereto.

5.7  Purchase for Investment.  Cheniere is aware that the LLC Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities Laws.  Cheniere is not an underwriter, as such term is defined under the Securities Act, and is purchasing the LLC Interests solely for investment, with no intention to distribute any of the LLC Interests to any Person, and Cheniere will not sell or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities Laws.

5.8  Financial Capacity; No Financing Condition.  Cheniere has available to it as of the date hereof (or has commitments therefor) and will at Closing have funds sufficient to consummate the transactions contemplated by this Agreement.  Cheniere understands that its obligations to effect the transactions contemplated thereby are not subject to the availability to Cheniere or any other Person of financing.

5.9  Finders; Brokers.  There are, and after Closing there will be, no claims (or any basis for any claims) upon TOG or the Company for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by Cheniere or by any other Person on Cheniere’s behalf.

5.10  No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NEITHER CHENIERE NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, ON BEHALF OF CHENIERE.

Article VI
AGREEMENTS OF THE COMPANY, TOG AND CHENIERE

6.1  Transfer of the Mexican Project Entities.  Immediately after the approval of the CRE authorizing the transfer of the Mexican Project Entities to the Company, TOG shall, as applicable, effect and shall cause its respective Affiliates to effect the transfer of the Mexican Project Entities to the Company.  For purposes of the Operating Agreement, TOG shall be treated as though it contributed the Mexican Project Entities to the Company as of the Closing.

6.2  Operation of the Business.  Until the transfer of the Mexican Project Entities to the Company (the “Mexican Project Closing Date”), TOG will, and will cause its Affiliates to, conduct the development of the Project and operate and maintain the assets of the Mexican Project Entities in the ordinary course consistent with past practices, keep the books and records of the Mexican Project Entities, including the Corporate Records, in accordance with recent past practices, and pay all of the Mexican Project Entities’ trade payables and other obligations on a timely basis.  Until the Mexican Project Closing Date, TOG shall, and shall cause it Affiliates to, use their reasonable efforts to maintain current relationships with customers, lessees, suppliers, Governmental Entities and others having business dealings with the Mexican Project Entities.  Except as otherwise contemplated by this Agreement or in Schedule 6.2, from the date hereof until the Mexican Project Closing Date, TOG will not, and will cause its Affiliates not to, without the prior written approval of Cheniere, take any of the following actions with respect to any Mexican Project Entity:

            (a)  amend its certificate of formation, limited liability company agreement, estatutos sociales or similar governing document, or issue or agree to issue any additional membership interests (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for membership interests (or other equity interests), or issue any options, warrants or other rights to acquire any membership interests (or other equity interests);

            (b)  sell, transfer or otherwise dispose of or encumber any assets other than in the Ordinary Course of Business;

            (c)  conduct the business of the Mexican Project Entities other than in the Ordinary Course of Business;

            (d)  fail to maintain all of the assets and properties of, or used by, the Mexican Project Entities in their current condition, ordinary wear and tear excepted;

            (e)  (i) fail to maintain the books, accounts and records of the Mexican Project Entities (including the Corporate Records) in the Ordinary Course of Business  or (ii) fail to comply with all contractual and other obligations of the Mexican Project Entities;

            (f)        fail to comply in all material respects with all applicable Laws;

            (g)  cancel any material debts or waive any material claims or rights pertaining to the Mexican Project Entities;

             (h)  incur, assume or guarantee any material indebtedness for borrowed money, or issue any notes, bonds, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities of the Mexican Project Entities;

            (i)        make or change any material Tax elections (except any election to treat Terranova as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i) or as required by Law), adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, file any amendment to a Tax return, enter into any closing agreement with respect to Taxes, settle any material claim or assessment with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes, or settle or compromise any material Tax liability;

            (j)        except as may be required as a result of a change in Law or GAAP, change any of the accounting principles or practices used by the Mexican Project Entities;

            (k)   make any capital expenditure or make any commitment to make any capital expenditure other than (i) pursuant to existing commitments or business plans described in Schedule 6.2(k), or (ii) to repair, maintain or replace any assets, properties or facilities in the Ordinary Course of Business, provided in both cases it has obtained first Cheniere’s written consent;

            (l)        declare or pay any dividend with respect to the securities of the Mexican Project Entities or make any distribution or payment to any member of the Mexican Project Entities;

            (m)  adopt a plan of complete or partial liquidation, dissolution, recapitalization or other restructuring;

            (n)  pledge or mortgage the assets of the Mexican Project Entities or otherwise cause or permit a Lien (other than a Permitted Exception) to exist against the assets of the Mexican Project Entities;

            (o)  effect any split, combination or reclassification of the securities of the Mexican Project Entities or any like change in the capitalization of the Mexican Project Entities, or amend the terms of any outstanding securities of the Mexican Project Entities;

            (p)  redeem, repurchase or otherwise acquire, directly or indirectly, any securities of the Mexican Project Entities;

            (q)  acquire (by purchase, merger or otherwise) any equity interest in or substantially all of the assets of, or otherwise make any investment in any other Person, or enter into any joint venture, partnership or similar arrangement;

            (r)  knowingly allow any material Permits held by the Mexican Project Entities to terminate or lapse or fail to comply with any material term of a Permit held by the Mexican Project Entities;

            (s)  enter into any agreement or amend, modify or terminate any contract or Permit to which any Mexican Project Entity is a party or by which any of its assets are bound, except in the Ordinary Course of Business consistent with past practices;

            (t)  repay any indebtedness outstanding;

            (u)  pay for any trade payables or other obligations incurred in the Ordinary Course of Business, including servicing existing debt);

            (v)  increase the salary or other compensation of any manager, officer or employee, consultant or independent contractor of the Mexican Project Entities;

            (w)  grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any manager, officer, employee, consultant or independent contractor;

             (x)  increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, officers, employees, agents or representatives of the Mexican Project Entities or otherwise modify or amend or terminate any such plan or arrangement;

            (y)  enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers or officers of the Mexican Project Entities (or amend any such agreement to which the Mexican Project Entities is party); or

            (z)  agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that nothing in this Section 6.2 shall preclude TOG, its Affiliates or the Mexican Project Entities from obtaining the consent of any third party required in connection with the transactions contemplated by this Agreement.  Prior to the Mexican Project Closing Date, TOG and its Affiliates shall make their representatives, consultants, independent contractors and employees who are actively engaged in the operation of the Mexican Project Entities available to Cheniere (and its representatives) on a reasonable basis as appropriate to confer and discuss with respect to (i) the operation of the assets of the Mexican Project Entities and the Project, (ii) the legal, operational and other actions required or reasonably necessary for the consummation of the transactions contemplated by this Agreement, and (iii) the status of TOG, its Affiliates and the Mexican Project Entities compliance with this Section 6.2.

6.3  Pre-Mexican Project Closing Date Investigation. During the period commencing on the date hereof and ending on the Mexican Project Closing Date, TOG, Affiliates and the Mexican Project Entities shall provide, upon reasonable request and notice, Cheniere and its authorized agents or representatives reasonable access during normal business hours to the properties, books, accounts and Corporate Records of the Mexican Project Entities for the purpose of reviewing information and documentation relative to the properties, books, accounts and Corporate Records of the Project.    Cheniere agrees to indemnify and hold harmless, release and defend TOG, its Affiliates and the Mexican Project Entities from and against any and all losses arising, in whole or in part, from any claims for personal injuries, property damages or reasonable attorney’s fees (provided that such fees are incurred in connection with the enforcement of the indemnity provided for in this sentence) resulting from Cheniere's or its representatives' inspection of the properties, books and records of the Mexican Project Entities as set forth in this paragraph, which indemnification obligation shall not survive the Mexican Project Closing Date, unless a claim therefor has been made prior to the Mexican Project Closing Date.

6.4  Confidentiality.  The Parties agree that  the terms and conditions of this Agreement and any agreements to be delivered hereunder, shall not be disclosed to any other Person without the prior written consent of the other Party, except to the extent required by applicable Law, but only to the extent so required.  The Parties shall be entitled to disclose the existence and occurrence of the transactions and relationships described by this Agreement and other agreements delivered hereunder, provided, however, that in connection with any press releases, the Party issuing such press release shall allow the other Party reasonable time to comment in advance of such issuance.

6.5  Efforts; Cooperation; No Inconsistent Action.

            (a)  Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, each of the Parties will use its best efforts to take or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using its reasonable efforts to ensure satisfaction of Section 6.1 hereunder and complete the Reorganization.  Each of Cheniere, the Company, TOG, Terranova and their respective Affiliates shall timely and promptly make all filings which may be required by any of them in connection with the consummation of the transactions contemplated hereby.  Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity.  Each Party shall provide the other Party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party and its representatives, and any Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.  With the exception of payment of the required filing fees and the Parties’ costs and expenses necessary to prosecute such filings, neither TOG, the Company, nor Cheniere shall be required to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person in connection therewith; provided, that TOG shall be responsible for expenses incurred by the Mexican Project Entities prior to the Mexican Project Closing Date.  For purposes of this Section 6.5, TOG shall have caused Rio Bravo L.L.C., Marea Associates L.P. and Terranova to grant those irrevocable powers of attorney to Cheniere in accordance with Sections 2.8(j) and 2.8(k).  Except as provided in this Section 6.5(a), nothing contemplated in this Section 6.5 shall be construed by a Party as a grant of authority or consent by the other Party to submit correspondence, filings or communications on behalf of such Party with any Governmental Entity.

             (b)     From time to time after the Closing, without further consideration, TOG and its Affiliates will, at their own expense, execute and deliver such documents to Cheniere as Cheniere may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.  From time to time after the Closing, without further consideration, Cheniere will, at its own expense, execute and deliver such documents as TOG and its Affiliates may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

            (c)  TOG and Cheniere shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such Party, or to their Knowledge, threatened, which challenges the transactions contemplated hereby.  TOG and Cheniere shall act in good faith and shall not take any action inconsistent with its obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement, or the prompt receipt of required consents or approvals under applicable Laws.

            (d)  After the Closing and after the Mexican Project Closing Date and continuing for a commercially reasonable period of time thereafter, each Party shall have reasonable access to the employees of the other Party and its Affiliates, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing.  The Parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing and which relates to the ownership of the Company, the Subsidiaries or operation of the Project, prior to the Closing.  Notwithstanding any other provision of this Agreement to the contrary, each of Cheniere, TOG and the Company shall bear its own expenses including fees of attorneys or other representatives, in connection with any such matter described in this Section 6.5 in which TOG, the Company and Cheniere are subjects or Parties or in which they have a material interest.

6.6  Public Disclosures.  No Party to this Agreement or its representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other Parties.  Notwithstanding the above, nothing in this Section 6.6 will preclude any Party or its representatives or Affiliates from making any disclosures in connection with the procurement of capital financing for the Project, as may be required by Law, or as may be necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that any Party required to make such disclosure shall allow the other Parties reasonable time to review and comment thereon in advance of such disclosure.

6.7  Exclusivity.  Each of the Parties agree that, from the date hereof to the Mexican Project Closing Date, it shall not, and shall not authorize or permit any of its Affiliates or any of its Affiliates’ managers, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, knowingly encourage, take any action to facilitate, furnish or disclose nonpublic information in furtherance of any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions or negotiations with, or provide any information to, any Person (other than as contemplated in this Agreement) concerning any Acquisition Transaction or enter into any definitive agreement, arrangement or understanding for any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

6.8  Tax Treatment of Transaction. The Company, TOG and Cheniere hereby agree that the transactions contemplated by this Agreement, and, to the extent reflected therein, the Operating Agreement, shall be treated for U.S. federal income tax purposes as (i) a purchase of an eighty percent (80%) interest by Cheniere in the assets of the Subsidiaries followed by (ii) a contribution by TOG of a twenty percent (20%) interest in the assets of the Subsidiaries to the Company and (iii) a contribution by Cheniere of an eighty percent (80%) interest in the assets of the Subsidiaries to the Company.

Article VII
INDEMNIFICATION

7.1  Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”).

7.2  Indemnification.

            (a)  Subject to this Section 7.2 hereof, TOG hereby agrees, to indemnify and hold Cheniere, the Company, and their respective managers, officers, employees, Affiliates, members, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Cheniere Indemnified Parties”) harmless from and against, and pay to the applicable Cheniere Indemnified Parties the amount of any and all losses, Liabilities, claims, interest, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i)           the failure of any of the representations or warranties made by TOG in this Agreement to be true and correct in all respects at and as of the date hereof;

(ii)           the Reorganization (including costs, expenses, and Taxes arising in connection or associated with the Reorganization), or Taxes related to the transfer of the LLC Interests to Cheniere;

(iii)           any liability for Taxes with respect to any Tax year or portion thereof ending on or before the Closing (or any Tax year beginning before and ending after the Closing to the extent allocable to the portion of such period beginning before and ending on the Closing); provided that to the extent Cheniere causes the Acquired Companies to take a Tax position following the Closing (other than the supplemental Tax Returns of Terranova amending the deductions for unpaid inter-company debt for the years ending 2005 and 2006) that results in an increase in Taxes owed for the period prior to the Closing, TOG shall not be liable for the amount of any such increase and Cheniere shall indemnify TOG for any such increase paid by TOG;

(iii)           the Excluded Assets and Excluded Liabilities; and

(iv)           the breach of any covenant or other agreement on the part of TOG, the Company or Terranova under this Agreement, provided, however, that this indemnity shall not cover the Company and Terranova after such entities are under the Control of Cheniere.

            (b)   Without limiting any other remedies available under this Agreement and applicable Law, a Cheniere Indemnified Party shall have the right to set off any Losses incurred by such Cheniere Indemnified Party from any Third Party Claim against the Phase I FID Milestone Payment, the Phase II FID Milestone Payment, the Phase III FID Milestone Payment, the Phase I Royalty, Phase II Royalty, and the Phase III Royalty.  The Company shall have the right to set off any Losses incurred by the Company against the Phase I FID Milestone Payment, the Phase II FID Milestone Payment, the Phase III FID Milestone Payment, the Phase I Royalty, Phase II Royalty, and the Phase III Royalty.  For avoidance of doubt, any indemnifiable Losses suffered solely by Cheniere, shall not be subject to the set off rights as provided for in this Section 7.2(b).

            (c)  Subject to Sections 7.2, Cheniere hereby agrees to indemnify and hold TOG its managers, officers, employees and Affiliates and their respective members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “TOG Indemnified Parties”) harmless from and against, and pay to the applicable TOG Indemnified Parties the amount of any and all Losses:

(i)           based upon, attributable to or resulting from the failure of any of the representations or warranties made by Cheniere in this Agreement to be true and correct in all respects at the date hereof; and

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Cheniere under this Agreement.

7.3  Indemnification Procedures.

            (a)  A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VII, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

            (b)  In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this Article VII to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 7.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

            (c)  After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

Article VIII
MISCELLANEOUS

8.1  Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when faxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and addressed as follows:

If to Cheniere:
Cheniere Energy, Inc
700 Milam, Suite 803
Houston, Texas  77002
Attention:  Chief Financial Officer
Facsimile: 713-325-6000

with a copy (which shall not itself constitute notice) to:

King & Spalding LLP
1100 Louisiana Street
Suite 4000
Houston, Texas 77002
Attention: Carlos Treistman, Esquire
Facsimile:  713-751-3290

If to TOG:
Tidelands Oil & Gas Corporation.
1862 W Bitters Bldg 1
San Antonio, Texas 78248
Attention: James B. Smith
Facsimile: [*]

with a copy (which shall not itself constitute notice) to:

Strasburger & Price, LLP
300 Convent St., Suite 900
San Antonio, Texas 78205
Attention: David J. Cibrian, Esquire
Facsimile: 210.258.2716

or to such other address as any such Party shall designate by written notice to the other Parties hereto.

8.2  Expenses.  Each Party shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

8.3  Assignability.  This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.  This Agreement shall not be assigned by any Party without the express prior written consent of the other Party, in its sole discretion, and any attempted assignment without such consent shall be null and void; provided that Cheniere may assign this Agreement to an Affiliate of Cheniere without the consent of TOG and the Company as long as Cheniere remains obligated for all of the obligations of Cheniere hereunder.  In no event shall any assignment or transfer hereunder serve to release or discharge the assigning Party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning Party.

8.4  Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Parties.  No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.5  No Third Party Beneficiaries.  This Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.

8.6  Governing Law.  This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to its conflict of laws rules, other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

8.7  Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas located in Harris County in the City of Houston, or if such court does not have jurisdiction, the District Courts of the State of Texas, Harris County, Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 8.1 shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of Texas or (b) the District Courts of the State of Texas, Harris County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.8  Entire Agreement.  This Agreement and the schedules and exhibits hereto set forth the entire understanding of the Parties hereto with respect to the subject matter hereof.

8.9  Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

8.10  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.11  Further Assurances.  Upon request from time to time, the Parties shall execute and/or cause to be executed and delivered such other documents and instruments and shall do such other acts as may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

8.12  Schedules, Annexes and Exhibits.  All exhibits, annexes and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

8.13  Specific Performance; Limitation on Damages.  The Parties agree that irreparable damage would occur in the event of any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  In no event, however, shall either Party or its Affiliates be liable for special, indirect, incidental, consequential or punitive damages arising from or relating to any claims or Actions relating to any breach by a Party of this Agreement.

8.14  Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.15  Time.  Time is of the essence in the performance of this Agreement in all respects.

8.16  Attorneys Fees.  If any action is brought by either Party under this Agreement prior to the Closing by reason of any claim or cause of action against the other arising out of or in connection with any breach or other nonperformance of the provisions of this Agreement, then the Party that is successful upon any final determination of any such claim or cause of action shall be entitled to reasonable attorneys’ fees and court costs, as are fixed by a court of competent jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CHENIERE

GRAND CHENIERE PIPELINE LLC

By:
Name:
Title:

TOG

TIDELANDS OIL & GAS CORPORATION

By:
Name:
Title:

THE COMPANY

FRONTERA PIPELINE, LLC

By:
Name:
Title:

Solely for Purpose of Sections  2.8(k) and 6.5 of this Agreement

TERRANOVA

TERRANOVA ENERGIA, S. DE R.L. DE C.V.

By:
Name:
Title:

Schedule 1.1(c)

Reorganization

On August 24, 2007, Sonora Pipeline, L.L.C. and Rio Bravo Energy, LLC executed a quitclaim conveyance in which  they conveyed all ownership and rights in pipelines and other facilities located in Dimmit and Zavala Counties, TX to Reef International, L.L.C.

See attachment.

Exhibits and Schedules for Equity Purchase Agreement
Dated September __, 2007
Capitalized terms used but not defined in these Exhibits and Schedules shall have the meanings set forth in the Equity Purchase Agreement

Schedule 2.3

Use of Purchase Proceeds

Sonora

BNC Engineering, LLC	$15,189.85
607 River Bend Dr.
Georgetown, TX 78628
Tax ID 76-0578524

Project Consulting Services, Inc.	$4,700.83
3300 W Esplanade Ave. S., Suite 500
Metarie, LA 70002-7406
Tax ID 72-1206233

Ross, Marsh, & Foster	$89,721.38
2001 L Street, N.W.
Suite 400
Washington, D.C. 20036
Tax ID 53-0214335

Thomas R. Hughes & Associates, Inc.	$14,231.25
9 Buxton Lane
Riverside, CT 06878
Tax ID 06-1159849

Strasburger & Price LLP	$5,527.63
300 Convent, Suite 900
San Antonio, TX 78205
Tax ID 75-0838805

Sonora Total	$129,370.94

Terranova

Hanhausen, Domenech y Asociados	$3,185.50
Jorge Eliot 12-701, Col. Polanco Chapultepec
Mexico DF 11560

Asociacion Mexicana de Gas Natural	$1,400.00
Av. Revolucion 468, Piso 2B, Col. San Pedro de los Pino
Mexico DF 03800

Reynaldo Morado Dimas	$5,700.00
Tepic 90-402, Col. Roma Sur
Mexico DF 06760

Ritch Mueller, S.C.	$905.63
Blvd. Avila Camacho No. 24, Piso 20, Col. Lomas de Chapultepec
Mexico DF 11000

Kiinera SA de CV	$52,785.00
Jorge Eliot 12-701, Col. Polanco Chapultepec
Mexico DF 11560

Strasburger & Forastieri, S.C.	$8,357.57
Prolongación Paseo de la Reforma 600, Desp. 201-A
Col. Santa Fe
Mexico DF 01210

Secretaria de Hacienda y Crédito Publico	$58,095.87

Terranova Total	$130,429.57

Schedule 3.4

TOG’s Governmental Approvals; Consents and Actions

After Closing, the Company will have to file a new Form P-5 (Organization Report) with the Railroad Commission of Texas (RRC) for Sonora Pipeline, LLC.  The contact person at the RRC is Ms. Linda Turk, (512) 463-6777, linda.turk@rrc.state.tx.us .

CRE Approval of Terranova’s proposed ownership changes

Terranova has filed the request for CRE to approve the ownership changes.  The request letter explains that TOG will transfer 80% of its interest in Terranova to Cheniere by forming a new company to which TOG will transfer all its interests in Terranova.  TOG and Cheniere will jointly own the new company 20%-80%, respectively.

The CRE response is expected by the middle of October, 2007.

The contact person at the CRE is the Director General of Natural Gas, Dr. Alejandro Brena, (52-55) 5283-1515, abrena@cre.gob.mx

Schedule 4.16

Company’s Compliance with Laws; Permits

Terranova

Terranova Pipeline. Terranova was awarded a CRE transportation permit G/186/TRA2006 on May 23, 2006, which expires 24 months after such issuance date (May 22, 2008). Terranova may request a permit extension beyond the expiration date or file for a permit amendment extending the expiration date.  Terranova plans to file for an extension of the pipeline permit in March 2008.  The extension will cover from the point known as Station 19 to the reception station in Monterrey, known as the GIMSA Terminal Station (190 Kms).  The CRE will likely take between six to nine months to process the amendment application.

Terranova Underground Natural Gas Storage. Terranova submitted a permit application on August 7, 2005.  To date, Mexico has no underground natural gas storage facilities and this was the first permit application for a facility based on the use of a depleted reservoir.

Since Mexico had no policy on the use of depleted reservoirs for storage purposes and current legislation is not clear on the ownership of depleted reservoirs, Terranova has been advised that the CRE, in collaboration with the Secretary of Energy and Pemex Exploration and Production (PEP), are working towards a Mexican national policy for the use of depleted reservoirs, differing from exploration and production, and that Terranova will be advised as soon as a policy is officially in place.

SCHEDULE OF REQUIREMENTS RELATIVE TO THE
PIPELINE PROJECT BASED ON
THE CRE RESOLUTION RES/104/2006 AND CRE PERMIT G/183/TRA/2006
BOTH ISSUED ON MAY 23, 2006

I           If the construction of the pipeline as permitted goes ahead, within 60 days before construction begins, or at least 24 months from the permit issuing date (May 23, 2006):

a.	File for CRE approval the corresponding Maximum Revenue and the corresponding transmission tariff.

II           If the pipeline project changes, by May 22, 2008:

b.	File with CRE an application to amend the permit G/183/TRA/2006, or file an a letter requesting an extension to such permit for another 12 months.

III           Prior to commencement of pipeline construction:

a.	Conduct an Open Season.

IV           Within 10 days after commencing construction:

a.	File with CRE a written notice of the date that construction commencement, with the risk analysis reports and the necessary insurance to cover those risks.

V           Within 30 days after construction completed and service commenced:

a.	File a written notice of such completion and commencement date.

VI	At the end of 5 years of actual operation, file either a cost and revenue study under the published CRE guidelines for the 5-year tariff evaluation.

List of permits, authorizations and licenses to build and operate a pipeline in MX

Authorization, License or Permit	Government office	Description
Permiso de transporte de gas natural para acceso abierto.	CRE	Permiso requerido para el transporte de gas natural para acceso abierto. Art. 32 RGN.
Permiso de Uso de Suelo.	Municipio afectado	Autorización para que determinados predios o zonas puedan destinarse a fines particulares. Art. 9 LAH.
Licencia de Construcción.	Municipio afectado	Autorización para la ejecución de obras. Art. 9 LAH.
Caminos de acceso.	SCT o JFC Gobierno del Estado	Autorización para la construcción de los caminos de acceso en terrenos o caminos de jurisdicción estatal.
Revisión y aprobación del sistema eléctrico.	SE	Solicitud por escrito acompañada de planos del proyecto. Memoria descriptiva y memoria de cálculo.
Autorización para Uso de Explosivos.	SEDENA	Permiso requerido para el uso de explosivos en caso de ser necesario en la construcción del gasoducto. Art. 37 de LFAFE.
Adquisición o posesión de terrenos por expropiación.	SENER SAGARPA	Procedimiento para la obtención de terrenos que no haya sido posible adquirir a través de negociaciones con sus propietarios.
Permiso de Ocupación de Vía Pública.	Municipio afectado	Planos de trazo y perfil.
Permiso de Ocupación de Zonas Adyacentes. Permiso de Cruzamiento.	Gobierno del Estado	Presentación de planos de trazo y perfil (donde se localice la carretera) y planos de cruzamiento de la carretera.
Permiso de construcción de accesos, cruzamientos e instalaciones en el derecho de vía de caminos y carreteras federales.	SCT En la capital del Estado, o en México, D.F.	Permiso requerido para el tendido de ductos a 2.5 m. dentro del derecho de vía. Art. 8 LCPAF, Art. 2 RADVCF
Permiso para el Uso de Frecuencia de Radio y Comunicación Vía Satélite.	SCT	Permiso para instalar, operar o explotar estaciones terrestres transmisoras en comunicación vía satélite. Se requiere de concesión para utilizar bandas de frecuencia del espectro.
Permiso de Cruzamiento de Vías de Ferrocarril. Permiso de Ocupación de Zonas Adyacentes.	SCT En las oficinas de Ferronales.	Permiso requerido para construir accesos, cruzamientos e instalaciones en el derecho de vía de las vías férreas. Se requerirán planos de trazo y perfil y memorias, entre otros. Art. 15, LRSF.
Permiso de Ocupación Marginal y Permiso de Cruzamiento.	CNA. Gerencias Estatales.	Para el uso o aprovechamiento de bienes nacionales a cargo de la CNA se requiere de concesión por parte de la misma. Se requerirán diferentes planos. Art. 118 LAN. 174 RLAN.
Autorización de la Manifestación de Impacto Ambiental que se presente (Autorización de la MIA)	SEMARNAT Dirección General de Impacto Ambiental	Autorización para llevar a cabo actividades u obras que pudiesen tener un impacto adverso en el medio ambiente. Art. 28 LGEEPA.
Estudio de riesgo.	SEMARNAT Dirección General de Impacto Ambiental	Estudio tendiente a reducir las probabilidades de accidente que afecten a poblaciones cercanas y a las instalaciones mismas.
Licencia de Funcionamiento	SEMARNAT Delegaciones Estatales.	Si se califica como fuente fija de emisiones a la atmósfera, se necesita autorización para que la fuente pueda emitir olores, gases o partículas sólidas o líquidas a la atmósfera. Art. 18 RLGEEPAA
Cédula de operación	SEMARNAT	Obligación de la fuente fija de remitir a la SEMARNAT en febrero de cada año, la cédula de operación de la instalación. Art. 19 y 21 RLGEEPAA
Inventario de emisiones a la atmósfera	SEMARNAT. Delegaciones Estatales.	Obligación de remitir a SEMARNAT un inventario de las emisiones contaminantes a la atmósfera, en los formatos correspondientes. Art. 17 RLGEEPAA
Permiso de combustión a cielo abierto en prácticas de contra incendio	SEMARNAT. Delegaciones Estatales.	Es el permiso otorgado para la realización de adiestramiento para el combate de incendios con combustión a cielo abierto. Art. 27 del RLGEEPAA
Autorización para cambio de uso de terreno forestal	SEMARNAT	Autorización para el cambio de destino de terrenos forestales. Art. 5 LF, 19-22 RLF
Título de Concesión o Asignación de Aguas Nacionales	CNA Gerencias Estatales	Concesión de la CNA necesaria para hacer uso o explotación de aguas nacionales para la construcción y/u operación de Gasoducto.
Título de Concesión o Asignación para aguas del subsuelo en zonas reglamentadas o de veda	CNA Gerencias Estatales	Remitir a la autoridad el volumen anual de agua usada o aprovechada como promedio en los dos años inmediatamente anteriores al decreto respectivo.
Registro Público de Derechos de Aguas	CNA Gerencias Estatales	Obtener el certificado de las inscripciones y documentos referentes a los títulos de concesión, asignación y permisos.
Registro de Descarga de Aguas Residuales	CNA Gerencias Estatales	Inscripción del permiso requerido para la descarga de aguas residuales en cuerpos receptoras propiedad de la Nación.
Permiso de Descarga de Aguas Residuales	CNA Gerencias Estatales	Permiso que autoriza a realizar descargas de aguas residuales en cuerpos receptoras de jurisdicción federal.
Pago de Derechos por Descargas de Aguas Residuales	CNA Gerencias Estatales
Pago de derechos por la descarga de aguas residuales a cuerpos receptoras propiedad de la Nación, conforme al volumen de descarga y cumplimiento de los parámetros de D.Q.O., y S.S.T. o de condiciones particulares de descarga o de la norma oficial aplicable.

Registro como empresa generadora de residuos peligrosos	SEMARNAT Delegaciones Estatales.
Si se generan de manera constante residuos peligrosos, se debe registrar como empresa generadora de residuos peligrosos. Si sólo se generan de manera esporádica, debe registrarse como generador eventual de residuos peligrosos.

Reporte semestral de residuos peligrosos enviados para su reciclaje, tratamiento, incineración o confinamiento	SEMARNAT Delegaciones Estatales.	Reporte semestral ante la autoridad sobre la generación de residuos y sus movimientos.
Aviso de Contingencias	CRE	Notificación de cualquier hecho que derivado de las actividades del transportista ponga en peligro la salud y seguridad públicas. Art. 70 RGN
Informe de Siniestros	CRE	Informe detallado de causas y medidas tomadas en una contingencia. Art. 70 RGN
Programa de Mantenimiento del Sistema	CRE	Anualmente, se debe presentar el programa ante la CRE en los términos de las Normas Oficiales Mexicanas aplicables. Art. 70 del RGN.
Bitácora para la supervisión, operación y mantenimiento de obras e instalaciones	CRE	Libro que debe llevar el transportista y debe siempre estar a disposición de la CRE.

ABREVIACIONES

CNA	Comisión Nacional del Agua
CRE	Comisión Reguladora de Energía
Ferronales	Ferrocarriles Nacionales de México
JFC	Junta Federal de Caminos
LAH	Ley de Asentamientos Humanos
LAN	Ley de Aguas Nacionales
LCPAF	Ley de Caminos Puentes y Autotransporte Federal
LF	Ley Forestal
LFAFE	Ley Federal de Armas de Fuego y Explosivos
LGEEPA	Ley General de Equilibrio Ecológico y Protección al Ambiente
LRSF	Ley Reglamentaria del Servicio Ferroviario
MIA	Manifestación de Impacto Ambiental
RADVCF	Reglamento para el Aprovechamiento del Derecho de Vía de las Carreteras Federales y Zonas Aledañas
RGN	Reglamento de Gas Natural
RPLAN	Reglamento de la Ley de Aguas Nacionales
RLF	Reglamento de la LF
RLGEEPAA	Reglamento de la LGEEPA en Materia de Prevención y Control de la Contaminación de la Atmósfera
SAGARPA	Secretaría de Agricultura, Ganadería, Desarrollo Rural, Pesca y Alimentos
SCT	Secretaría de Comunicaciones y Transportes
SENER	Secretaría de Energía
SE	Secretaría de Economía
SEDENA	Secretaría de la Defensa Nacional
SEMARNAT	Secretaría del Medio Ambiente y Recursos Naturales

Sonora

Sonora Pipeline L.L.C. needs to file for a permit from the U.S. Corps of Engineers to bore under the Rio Grande River.  This permit will expire after six months, therefore, Sonora Pipeline L.L.C., or the applicable entity, needs to apply for this permit not more than six months prior to construction.  Sonora Pipeline L.L.C. must also apply for a permit with the U.S. Boundary and Water Commission for permission to drill under dykes in the pipeline ROW.  This permit also expires after six months, therefore, Sonora Pipeline L.L.C., or the applicable entity, needs to apply for this permit not more than six months prior to construction.

Additionally:

SCHEDULE OF REQUIREMENTS
RELATIVE TO
FERC AUTHORIZATIONS

I           By August 9, 2007:

a.	File Application for Rehearing relative to authorizations, if necessary (Section 19 of the Natural Gas Act). This was not necessary.

b.
File acceptance of Section 7 certificate; an automatic extension is provided if rehearing requested. (Ordering Paragraph (E) (2) referencing § 157.20(1) of FERC’s Regs.) Filed acceptance of Presidential Permit with FERC on August 8, 2007. See attachment.

c.	File acceptance of Presidential Permit, OR file for an extension if rehearing is requested. [Ordering Paragraph (H)]. Filed with FERC on August 8, 2007. See attachment.

II           Within 60 days of certificate acceptance and before construction begins

a.	File an Initial Implementation Plan relative to the environment. [Appendix B, ¶ 7], OR get an extension of time. Filed for and received the attached extension

III           Prior to commencement of pipeline construction:

b.	Conduct an Open Season. [Ordering Paragraph (E)(5)].

IV           Within 10 days after commencing construction:

a.	File a written notice under oath of the date that construction commenced. [Ordering Paragraph (E)(2) referencing §157.20(c) of FERC’s regs.].

V           By July 10, 2008:

a.	Complete pipeline construction and make facilities available for service, OR have requested and obtained an extension of this requirement. [Ordering Paragraph (E)(1)].

VI	Not less than 30 days, nor more than 60 days prior to the commencement of interstate service:

a.	File revised pro forma tariff sheets [Ordering Paragraphs (E)(3) & (4)], together with a redline version [Text ¶ 31], that:

1.	Use billing determinants of 1Dth/d. [Text ¶ 23].

2.	Reflect a 14% ROE. [Text ¶ 26].

3.	Incorporate an interruptible revenue crediting mechanism. [Text ¶ 28].

4.	Obligates Sonora to advise a shipper within 10 days of Sonora’s determination that the shipper is not creditworthy and provide the shipper recourse to challenge the findings. [Text ¶ 34].

5.	Incorporate matrix identifying language in Tariff that complies with NAESB creditworthiness standards. [Text ¶ 35].

6.	Complies with Order 587-S and NAESB requirements in effect at the time of filing. [Text ¶ 36].

7.	Includes cross-reference matrix for all NAESB requirements. [Text ¶ 37]

8.	Awards reservation credits in force majeure situations. [Text ¶ 39].

9.	Incorporates the tariff changes listed in Appendix A to the certificate order.

VII	Within 10 days after construction completed and service commenced:

a.	File a written notice under oath of such completion and commencement date. [Ordering Paragraph (E)(2) referencing § 157.20(c)(2)].

VIII           Within 6 months after construction completed:

a.	File a statement detailing the actual cost information required by § 157.20(c)(3) of FERC’s Regs. Ordering Paragraph (E) referencing § 157.20(c)(3) of FERC’s Regs.].

IX	Within 3 years of the in-service date, file either a cost and revenue study or a Section 4 rate change filing. [Text ¶ 30].

FEDERAL ENERGY REGULATORY COMMISSION
WASHINGTON, D.C. 20426

OFFICE OF ENERGY PROJECTS	In Reply Refer To:
OEP/DG2E/Gas Branch 1
Sonora Pipeline, LLC
Burgos Hub Export/Import Project
Docket Nos. CP07-74-000, et al

August 27, 2007
Bernard Foster, III
Ross, Marsh, and Foster
2001 L Street, NW, Suite 400
Washington, DC  20036

Re:           Extension of Time to File Initial Implementation Plan

Dear Mr. Foster:

I approve Sonora Pipeline, LLC’s (Sonora) request filed on August 17, 2007, for an extension of time for filing its initial Implementation Plan required by condition 7 of the Commission’s November 10, 2007 Order Issuing Certificate (Order), to a date sixty days prior to commencement of construction.  Sonora requests the extension due to a delay in its planned construction dates.

I remind you that Sonora must comply with all applicable terms and conditions of the Order in the above-referenced docket.

Sincerely,

Signed MJB 8/27/07

Michael J. Boyle, Chief
Gas Branch 1, Division of Gas - Environment and Engineering

cc:           Public File, Docket Nos. CP07-74-000, et al.

All Parties
James B. Smith
Sonora Pipeline, LLC
1862 West Bitters, Bldg. 1
San Antonio, TX 78248